Exhibit 99.1

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information, contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports
2021 Second Quarter Financial Results
•Sales for the quarter were $111.2 million
•Net loss was $8.1 million
•Adjusted EBITDA* was $0.4 million
•Bookings for the quarter continued sequential improvement to $126.3 million; Achieved book-to-bill ratio of 1.14
•Aerospace segment book-to-bill of 1.32 for the quarter
•Backlog increased 5% sequentially to $312.7 million
*Adjusted EBITDA is a Non-GAAP Performance Measure. Please see the attached table for a reconciliation of adjusted EBITDA to GAAP net income.
EAST AURORA, NY, August 6, 2021 – Astronics Corporation (Nasdaq: ATRO) (“Astronics” or the “Company”), a leading supplier of advanced technologies and products to the global aerospace, defense and other mission critical industries, today reported financial results for the three and six months ended July 3, 2021.
Peter J. Gundermann, the Company’s President and CEO, commented, “Our second quarter was one of slow but steady progress. Our core aerospace markets strengthened as vaccinations took hold and passenger traffic accelerated. We are encouraged by our bookings trend, especially in our Aerospace segment, where we achieved a book-to-bill ratio of 1.32 for the quarter. We expect these bookings will drive higher sales in the second half of 2021.”
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Astronics Corporation Reports 2021 Second Quarter Financial Results
August 6, 2021

Second Quarter Results

	Three Months Ended			Six Months Ended
($ in thousands)	July 3, 2021	June 27, 2020	% Change	July 3, 2021	June 27, 2020	% Change

Sales	$111,158	$123,694	(10.1)%	$217,015	$281,278	(22.8)%
Loss from Operations	$(5,920)	$(18,679)	(68.3)%	$(15,432)	$(86,235)	(82.1)%
Operating Margin %	(5.3)%	(15.1)%		(7.1)%	(30.7)%
Net Loss	$(8,099)	$(23,579)	(65.7)%	$(20,008)	$(90,542)	(77.9)%
Net Loss %	(7.3)%	(19.1)%		(9.2)%	(32.2)%
*Adjusted EBITDA	$363	$9,157	(96.0)%	$(133)	$25,920	(100.5)%
*Adjusted EBITDA Margin %	0.3%	7.4%		(0.1)%	9.2%
*Adjusted EBITDA is a Non-GAAP Performance Measure. Please see the attached table for a reconciliation of adjusted EBITDA to GAAP net income.
Second Quarter 2021 Results (compared with the prior-year period, unless noted otherwise)
Consolidated sales were down $12.5 million from the second quarter of 2020. Aerospace sales were down $13.4 million, and Test System sales increased $0.8 million.
Consolidated operating loss was $5.9 million, compared with operating loss of $18.7 million in the prior-year period. The loss in the second quarter of 2021 was due to low volume related to the continued impacts of the COVID-19 pandemic on the global aerospace industry. This impact was partially offset by a $2.2 million non-cash reduction of the fair value of a contingent consideration liability related to the 2019 acquisition of Diagnosys Test Systems. The prior-year period reflected non-cash goodwill impairment charges of $12.6 million in the aerospace segment and restructuring-related severance charges of $4.9 million.
Consolidated net loss was $8.1 million, or $0.26 per diluted share, compared with net loss of
$23.6 million, or $0.77 per diluted share, in the prior year. The after-tax impact of the prior year impairment was $0.41 per diluted share.
Consolidated adjusted EBITDA was $0.4 million, or 0.3% of consolidated sales, compared with adjusted EBITDA of $9.2 million, or 7.4% of consolidated sales, in the prior-year period.
Sequentially, compared with the first quarter of 2021, revenue grew 5%, net loss improved from $(11.9) million to $(8.1) million, and adjusted EBITDA improved from $(0.5) million to $0.4 million.
Supply chain pressures became increasingly impactful as the quarter progressed, mostly affecting delivery schedules but with some pricing pressure also. These pressures limited the Company’s ability to respond to accelerated or quick-turn delivery requests from customers. The Company estimates that revenue would have been $5 million to $10 million higher in the second quarter if its supply chain was performing normally.
Bookings were $126.3 million in the quarter resulting in a book-to-bill ratio of 1.14:1. Backlog at the end of the quarter was $312.7 million. Approximately $183.6 million, or 59%, of backlog is expected to ship in the remainder of 2021.
Year-to-date 2021 Results (compared with the prior-year period, unless noted otherwise)
Consolidated sales were down $64.3 million. Aerospace sales were down $73.0 million from the 2020 second quarter. Test System sales increased $8.7 million.
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Astronics Corporation Reports 2021 Second Quarter Financial Results
August 6, 2021

Consolidated operating loss was $15.4 million, compared with operating loss of $86.2 million in the prior-year period. The loss in both periods was due to low volume related to the continued impacts of the COVID-19 pandemic on the global aerospace industry. The loss in the second quarter of 2020 also reflected significant restructuring expense, including non-cash goodwill and other asset impairment charges of $87 million in the aerospace segment and restructuring related severance charges of $5.4 million. The current year period benefited from a $2.2 million non-cash reduction of the fair value of a contingent consideration liability.
Consolidated net loss was $20.0 million, or $0.65 per diluted share, compared with net loss of
$90.5 million, or $2.94 per diluted share, in the prior year. The after-tax impact of the prior year impairment was $2.64 per diluted share.
Consolidated adjusted EBITDA loss was $0.1 million, or 0.1% of consolidated sales, compared with adjusted EBITDA of $25.9 million, or 9.2% of consolidated sales, in the prior-year period.
Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Aerospace Second Quarter 2021 Results (compared with the prior-year period, unless noted otherwise)
Aerospace segment sales decreased $13.4 million, or 13.0%, to $89.2 million.
Commercial aerospace continues to see depressed sales relative to pre-pandemic levels. Sales to this market were $47.8 million, or 43.0% of consolidated revenue in the quarter, compared with $67.5 million, or 54.6% of consolidated revenue in the second quarter of 2020. Demand related to new build and retrofit narrow body aircraft is improving and expected to continue to build through 2021 and into the future. The improvement has been driven by growing domestic travel supporting increased production rates of the 737 MAX and narrow body aircraft being placed back in service. The production and utilization rates of widebody aircraft have remained very low as international travel has been slow to recover.
Military Aircraft sales increased $2.7 million, or 19.6%, to $16.8 million. Improvement year-over-year includes incremental non-recurring engineering revenue associated with new programs under development.
Business Jet sales were down $0.5 million, or 3.5%, to $15.0 million.
Other revenue increased $4.2 million to $9.6 million driven by increased contract manufacturing programs.
Aerospace segment operating loss was $2.7 million compared with operating loss of $17.1 million for the same period last year. Leverage lost on reduced sales significantly impacted operating results. Aerospace operating profit in the prior-year period was impacted by goodwill impairment charges of $12.6 million and restructuring-related severance charges of $4.6 million, as previously discussed.
Sequentially, compared with the first quarter of 2021, aerospace revenue grew 10% and operating loss improved from $(5.6) million to $(2.7) million.
Aerospace bookings in the second quarter of 2021 were $118.2 million for a book-to-bill ratio of 1.32:1. Bookings were up 18% sequentially and up 173% over the comparator quarter of 2020, continuing the strong trend of improvement since the pandemic took hold. Backlog for the Aerospace segment was $239.1 million at the end of the second quarter of 2021.
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Astronics Corporation Reports 2021 Second Quarter Financial Results
August 6, 2021

Aerospace Year-to-date 2021 Results (compared with the prior-year period, unless noted otherwise)
Aerospace segment sales decreased $73.0 million, or 30.0%, to $170.6 million. Sales continued to be negatively affected by reasons stated during the quarter.
Aerospace segment operating loss was $8.3 million compared with operating loss of $80.2 million for the same period last year. Leverage lost on reduced commercial aircraft sales significantly impacted operating results. Aerospace operating profit in the prior-year period was impacted by impairment charges of $87.0 million, of which $86.3 million was related to goodwill, and restructuring-related severance charges of $5.1 million.
Mr. Gundermann commented, “Our aerospace business is seeing solid demand recovery, most evident in narrowbody commercial transports and general aviation. This has driven higher bookings and a solid 1.28 book-to-bill ratio for the first half of 2021, despite continued weakness in the widebody international market, which is well documented.”
Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Test Systems Second Quarter 2021 Results (compared with the prior-year period, unless noted otherwise)
Test Systems segment sales were $21.9 million, up $0.8 million compared with the prior-year period.
Test Systems operating loss was $0.9 million, or 4.3% of sales, compared with operating profit of $2.6 million, or 12.4% of sales, in the second quarter of 2020. Operating profit in the second quarter of 2021 was negatively affected by $1.0 million in legal fees related to infringement claims and contractual disputes. Operating results in 2020 benefited from $1.2 million in semiconductor warranty revenue.
Bookings for the Test Systems segment in the quarter were $8.2 million, for a book-to-bill ratio of 0.37:1 for the quarter. Backlog was $73.6 million at the end of the second quarter of 2021.
Mr. Gundermann noted, “Our Test business experienced low bookings of $8.2 million in the second quarter, which was about one-third of what we expected. We believe orders were delayed mostly because of the pandemic, and not due to competitive pressures. This challenges our near-term prospects for the business, but we believe the orders will come in as the pandemic recedes.”
Test Systems Year-to-date 2021 Results (compared with the prior-year period, unless noted otherwise)
Test Systems segment sales were $46.4 million, up $8.7 million compared with the prior-year period.
Test Systems operating profit was $0.2 million, or 0.5% of sales, compared with $3.3 million, or 8.9% of sales, in the second quarter of 2020. Operating profit in the first half of 2021 was negatively affected by $1.9 million in legal fees for the same reasons as the quarter. Operating results in 2020 benefited from $2.8 million in semiconductor warranty revenue.
Liquidity and Financing
Cash provided by operations totaled $4.5 million in the second quarter of 2021, compared with cash used in operations of $(6.9) million in the first quarter. Cash on hand at the end of the quarter was $33.6 million. Net debt was reduced by $2.9 million to $139.4 million during the second quarter.
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Astronics Corporation Reports 2021 Second Quarter Financial Results
August 6, 2021

In May 2020, the Company executed an amendment to its credit agreement (the “amended facility”) which reduced the revolving credit line from $500 million to $375 million and modified financial covenants to accommodate for the economic situation given the pandemic. At July 3, 2021, the Company was in compliance with all covenants of the amended facility and expects to remain compliant.
In February 2021, the Company was notified by the acquirer of its semiconductor business, which was sold in February 2019, that $10.7 million is payable to Astronics for earnouts related to 2020. In April 2021, the acquirer provided a revised calculation, reducing the amount payable to the Company to $7.1 million for the 2020 earnout. The Company is currently reviewing the calculations and underlying data and expects to record the additional gain on the sale when that review is complete and the issue resolved.
2021 Outlook
Mr. Gundermann commented, “We had sales of $217 million in the first half of 2021 and are expecting an uptick in the second half to about $240 million, weighted slightly to the fourth quarter. We are assuming that the world will continue to make steady progress against the pandemic, and that supply chain stresses will not get worse. We will be watching eagerly for demand signals which will determine our expectations for 2022.”
At the end of the second quarter, the Company had backlog of $313 million, of which $184 million is expected to ship this year.
Planned capital expenditures for 2021 remain unchanged at approximately $10 million to $11 million.
Second Quarter 2021 Webcast and Conference Call
The Company will host a teleconference today at 11:00 a.m. ET. During the teleconference, management will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling 201.493.6784. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial 412.317.6671 and enter replay pin number 13721236. The telephonic replay will be available from 2:00 p.m. on the day of the call through Friday, August 13, 2021. A transcript of the call will also be posted to the Company’s Web site once available.
About Astronics Corporation
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission critical industries with proven, innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For over 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, military branches, completion centers, and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics. The Company’s strategy is to increase its value by developing technologies and capabilities that provide innovative solutions to its targeted markets.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions and include all statements with regard to the impact of COVID-19 on the Company and its future, reaching any revenue or Adjusted EBITDA margin expectations, being cash positive in 2021, the recovery of the
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Astronics Corporation Reports 2021 Second Quarter Financial Results
August 6, 2021

commercial aerospace market, the opportunities to leverage capabilities in other markets and the outcome of demand streams or expectations of demand by customers and markets. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the impact of the global outbreak of COVID-19 and governmental and other actions taken in response, trend in growth with passenger power and connectivity on airplanes, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and relationships, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW
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Astronics Corporation Reports 2021 Second Quarter Financial Results
August 6, 2021

ASTRONICS CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended		Six Months Ended
	7/3/2021	6/27/2020	7/3/2021	6/27/2020
Sales	$111,158	$123,694	$217,015	$281,278
Cost of products sold	95,763	96,861	187,347	218,726
Gross profit	15,395	26,833	29,668	62,552
Gross margin	13.8%	21.7%	13.7%	22.2%

Selling, general and administrative[2]	21,315	32,904	45,100	61,771
SG&A % of sales	19.2%	26.6%	20.8%	22.0%
Impairment loss[1]	—	12,608	—	87,016
Loss from operations	(5,920)	(18,679)	(15,432)	(86,235)
Operating margin	(5.3)%	(15.1)%	(7.1)%	(30.7)%

Other expense, net of other income	547	3,789	1,081	4,177
Interest expense, net	1,699	1,983	3,457	3,316
Loss before tax	(8,166)	(24,451)	(19,970)	(93,728)
Income tax expense (benefit)	(67)	(872)	38	(3,186)
Net loss	$(8,099)	$(23,579)	$(20,008)	$(90,542)
Net loss % of sales	(7.3)%	(19.1)%	(9.2)%	(32.2)%

*Basic loss per share:	$(0.26)	$(0.77)	$(0.65)	$(2.94)
*Diluted loss per share:	$(0.26)	$(0.77)	$(0.65)	$(2.94)

*Weighted average diluted shares outstanding (in thousands)	30,926	30,756	30,914	30,784

Capital expenditures	$1,661	$1,112	$3,566	$3,905
Depreciation and amortization	$7,426	$8,081	$14,879	$16,052
1 Impairment loss primarily represents the goodwill impairment charges incurred in the Aerospace segment. Full impairment charges totaling $73.7 million were recorded in Q1 2020 for goodwill associated to the CSC, PGA and CCC reporting units and a partial goodwill impairment of $12.6 million was recorded at the PECO reporting unit in Q2 2020.
2 Includes fair value adjustment of contingent consideration liabilities, which was a $2.2 million benefit in the three and six months ended July 3, 2021.

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Astronics Corporation Reports 2021 Second Quarter Financial Results
August 6, 2021

ASTRONICS CORPORATION
SEGMENT DATA
(Unaudited, $ in thousands)

	Three Months Ended		Six Months Ended
	7/3/2021	6/27/2020	7/3/2021	6/27/2020
Sales
Aerospace	$89,220	$102,597	$170,650	$243,734
Less inter-segment	—	(24)	(14)	(91)
Total Aerospace	89,220	102,573	170,636	243,643

Test Systems	21,938	21,432	46,683	37,985
Less inter-segment	—	(311)	(304)	(350)
Total Test Systems	21,938	21,121	46,379	37,635
Total consolidated sales	111,158	123,694	217,015	281,278

Segment operating (loss) profit and margins
Aerospace	(2,706)	(17,090)	(8,269)	(80,235)
	(3.0)%	(16.7)%	(4.8)%	(32.9)%
Test Systems	(946)	2,612	243	3,334
	(4.3)%	12.4%	0.5%	8.9%
Total segment operating loss	(3,652)	(14,478)	(8,026)	(76,901)

Interest expense	1,699	1,983	3,457	3,316
Corporate expenses and other	2,815	7,990	8,487	13,511
Loss before taxes	$(8,166)	$(24,451)	$(19,970)	$(93,728)

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Astronics Corporation Reports 2021 Second Quarter Financial Results
August 6, 2021

Reconciliation to Non-GAAP Performance Measures
In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, non-cash equity-based compensation expense, goodwill, intangible and long-lived asset impairment charges, equity investment income or loss, legal reserves, settlements and recoveries, restructuring charges and gains or losses associated with the sale of businesses), which is a non-GAAP measure. The Company’s management believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare the performance of its core operations from period to period by removing the impact of the capital structure (interest), tangible and intangible asset base (depreciation and amortization), taxes, equity-based compensation expense, goodwill, intangible and long-lived asset impairment charges, equity investment income or loss, legal reserves, settlements and recoveries, restructuring charges, fair value adjustments to the valuation of contingent consideration liabilities and gains or losses associated with the sale of businesses, which is not commensurate with the core activities of the reporting period in which it is included. As such, the Company uses Adjusted EBITDA as a measure of performance when evaluating its business and as a basis for planning and forecasting. Adjusted EBITDA is not a measure of financial performance under GAAP and is not calculated through the application of GAAP. As such, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure. Adjusted EBITDA, as presented, may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

ASTRONICS CORPORATION
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited, $ in thousands)

Consolidated
	Three Months Ended		Six Months Ended
	7/3/2021	6/27/2020	7/3/2021	6/27/2020
Net loss	$(8,099)	$(23,579)	$(20,008)	$(90,542)
Add back (deduct):
Interest expense	1,699	1,983	3,457	3,316
Income tax expense (benefit)	(67)	(872)	38	(3,186)
Depreciation and amortization expense	7,426	8,081	14,879	16,052
Equity-based compensation expense	1,604	1,103	3,701	2,806
Goodwill and other asset impairments	—	12,608	—	87,016
Contingent consideration liability fair value adjustment	(2,200)	—	(2,200)	—
Restructuring-related charges including severance	—	4,890	—	5,408
Legal reserve, settlements and recoveries	—	1,450	—	1,450
Equity investment loss	—	3,493	—	3,600
Adjusted EBITDA	$363	$9,157	$(133)	$25,920

Sales	$111,158	$123,694	$217,015	$281,278
Adjusted EBITDA margin	0.3%	7.4%	(0.1)%	9.2%

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Astronics Corporation Reports 2021 Second Quarter Financial Results
August 6, 2021

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
($ in thousands)
	(unaudited)
	7/3/2021	12/31/2020
ASSETS
Cash and cash equivalents	$33,587	$40,412
Accounts receivable and uncompleted contracts	98,161	93,056
Inventories	154,133	157,059
Other current assets	26,061	26,420
Assets held for sale	3,760	—
Property, plant and equipment, net	99,683	106,678
Other long-term assets	26,686	27,952
Intangible assets, net	102,095	109,886
Goodwill	58,329	58,282
Total assets	$602,495	$619,745

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses	$75,469	$69,165
Customer advances and deferred revenue	23,588	24,571
Long-term debt	173,000	173,000
Other liabilities	75,587	82,638
Shareholders' equity	254,851	270,371
Total liabilities and shareholders' equity	$602,495	$619,745
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Astronics Corporation Reports 2021 Second Quarter Financial Results
August 6, 2021

ASTRONICS CORPORATION
CONSOLIDATED CASH FLOWS DATA
	Six Months Ended
(Unaudited, $ in thousands)	7/3/2021	6/27/2020
Cash flows from operating activities:
Net loss	$(20,008)	$(90,542)
Adjustments to reconcile net loss to cash from operating activities:
Depreciation and amortization	14,879	16,052
Provisions for non-cash losses on inventory and receivables	2,145	3,297
Equity-based compensation expense	3,701	2,806
Deferred tax (benefit) expense	(153)	1,190
Non-cash severance expense	—	4,669
Operating lease non-cash expense	2,343	2,236
Non-cash litigation provision	—	1,450
Equity investment other than temporary impairment	—	3,493
Impairment loss	—	87,016
Contingent consideration liability fair value adjustment	(2,200)	—
Other	2,105	4,459
Cash flows from changes in operating assets and liabilities:
Accounts receivable	(5,281)	43,417
Inventories	720	(12,778)
Accounts payable	4,210	(446)
Accrued expenses	(946)	(12,473)
Other current assets and liabilities	(70)	(1,983)
Customer advanced payments and deferred revenue	(927)	(4,221)
Income taxes	(51)	(3,667)
Operating lease liabilities	(2,606)	(2,222)
Supplemental retirement plan and other liabilities	(199)	(204)
Cash flows from operating activities	(2,338)	41,549
Cash flows from investing activities:
Capital expenditures	(3,566)	(3,905)
Proceeds on sale of assets	—	1,600
Cash flows from investing activities	(3,566)	(2,305)
Cash flows from financing activities:
Proceeds from long-term debt	5,000	150,000
Principal payments on long-term debt	(5,000)	(165,000)
Purchase of outstanding shares for treasury	—	(7,732)
Financing fees	—	(360)
Stock option activity	(59)	34
Finance lease principal payments	(854)	(939)
Cash flows from financing activities	(913)	(23,997)
Effect of exchange rates on cash	(8)	(514)
(Decrease) Increase in cash and cash equivalents	(6,825)	14,733
Cash and cash equivalents at beginning of period	40,412	31,906
Cash and cash equivalents at end of period	$33,587	$46,639
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Astronics Corporation Reports 2021 Second Quarter Financial Results
August 6, 2021

ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			Six Months Ended
	7/3/2021	6/27/2020	% Change	7/3/2021	6/27/2020	% Change	% of Sales
Aerospace Segment
Commercial Transport	$47,793	$67,548	(29.2)%	$86,001	$170,323	(49.5)%	39.6%
Military	16,801	14,052	19.6%	37,783	32,165	17.5%	17.4%
Business Jet	14,994	15,542	(3.5)%	29,022	30,548	(5.0)%	13.4%
Other	9,632	5,431	77.4%	17,830	10,607	68.1%	8.2%
Aerospace Total	89,220	102,573	(13.0)%	170,636	243,643	(30.0)%	78.6%

Test Systems Segment excluding Semiconductor	21,938	19,933	10.1%	46,379	34,813	33.2%	21.4%
Total sales excluding Semiconductor	111,158	122,506	(9.3)%	217,015	278,456	(22.1)%	100.0%
Test-Semiconductor	—	1,188	(100.0)%	—	2,822	(100.0)%	—%

Total Sales	$111,158	$123,694	(10.1)%	$217,015	$281,278	(22.8)%

SALES BY PRODUCT LINE
(Unaudited, $ in thousands)

	Three Months Ended			Six Months Ended
	7/3/2021	6/27/2020	% Change	7/3/2021	6/27/2020	% Change	% of Sales
Aerospace Segment
Electrical Power & Motion	$34,748	$46,563	(25.4)%	$64,092	$116,019	(44.8)%	29.6%
Lighting & Safety	24,368	27,731	(12.1)%	51,468	65,653	(21.6)%	23.7%
Avionics	18,021	19,134	(5.8)%	32,864	41,277	(20.4)%	15.1%
Systems Certification	960	1,660	(42.2)%	1,838	4,991	(63.2)%	0.8%
Structures	1,491	2,054	(27.4)%	2,544	5,096	(50.1)%	1.2%
Other	9,632	5,431	77.4%	17,830	10,607	68.1%	8.2%
Aerospace Total	89,220	102,573	(13.0)%	170,636	243,643	(30.0)%	78.6%

Test Systems Segment excluding Semiconductor	21,938	19,933	10.1%	46,379	34,813	33.2%	21.4%
Total sales excluding Semiconductor	111,158	122,506	(9.3)%	217,015	278,456	(22.1)%	100.0%
Test-Semiconductor	—	1,188	(100.0)%	—	2,822	(100.0)%	—%

Total Sales	$111,158	$123,694	(10.1)%	$217,015	$281,278	(22.8)%

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Astronics Corporation Reports 2021 Second Quarter Financial Results
August 6, 2021

ASTRONICS CORPORATION ORDER AND BACKLOG TREND (Unaudited, $ in thousands)
	Q3 2020	Q4 2020	Q1 2021	Q2 2021	Trailing Twelve Months
	9/26/2020	12/31/2020	4/3/2021	7/3/2021	7/3/2021
Sales
Aerospace	$82,548	$91,797	$81,416	$89,220	$344,981
Test Systems (excluding Semi)	23,373	22,930	24,441	21,938	92,682
Sales (excluding Semi)	105,921	114,727	105,857	111,158	437,663
Test-Semiconductor	585	76	—	—	661
Total Sales	$106,506	$114,803	$105,857	$111,158	$438,324

Bookings
Aerospace	$64,956	$74,106	$100,488	$118,155	$357,705
Test Systems (excluding Semi)	16,602	41,877	19,497	8,166	86,142
Bookings (excluding Semi)	81,558	115,983	119,985	126,321	443,847
Test-Semiconductor	—	—	—	—	—
Total Bookings	$81,558	$115,983	$119,985	$126,321	$443,847

Backlog
Aerospace	$208,772	$191,081	$210,153	$239,088
Test Systems (excluding Semi)	73,390	92,337	87,393	73,621
Backlog (excluding Semi)	282,162	283,418	297,546	312,709
Test-Semiconductor	76	—	—	—
Total Backlog	$282,238	$283,418	$297,546	$312,709	N/A

Book:Bill Ratio [1]
Aerospace	0.79	0.81	1.23	1.32	1.04
Test Systems excl. Semi	0.71	1.83	0.80	0.37	0.93
Total Book:Bill excl. Semi	0.77	1.01	1.13	1.14	1.01

[1] Calculations of Test Systems and Total Book:Bill excludes the total semiconductor business, which included residual warranty backlog following the divestiture.

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